                                                                    Exhibit 99.1


                     [ROYAL APPLIANCE MFG. CO. LETTERHEAD]


           TechTronic Industries To Acquire Royal Appliance Mfg. Co.


     HONG KONG and CLEVELAND, Dec. 17 /PRNewswire-FirstCall/ -- TechTronic Industries Company Limited ("TTI"), (HK: 669 U.S.ADR TTNDY) and Royal Appliance Mfg. Co. (NYSE: RAM), today announced that they have entered into a definitive agreement ("agreement") for the acquisition by TTI of Royal Appliance, an innovative floor care company whose Dirt Devil(R) brand is among the market leaders in North America. The agreement provides for Royal Appliance shareholders to receive US$7.37 per share in cash, or a total purchase price of approximately US$105 million.

     Under the terms of the agreement, Royal Appliance will be merged with a subsidiary of TTI which, following the completion of the merger, will operate as a wholly owned subsidiary of TTI. The transaction is expected to close in March of 2003. It is subject to, among other things, the expiration or termination of the Hart-Scott-Rodino Act waiting period and approval by the shareholders of both TTI and Royal Appliance. Royal Appliance was advised by NatCity Investments, Inc. in connection with this transaction.

     Through its brands such as RYOBI(R), HOMELITE(R) and VAX(R), TTI is a leading supplier of home improvement products, including power tools, floor care appliances, and lawn and garden equipment. For the 12 months ended 31 December, 2001 TTI generated revenue of US$784 million, and for the six months ended 30 June, 2002, TTI's sales increased 70.9% over the same period for the prior year to US$508.9 million. Royal Appliance generated revenues of approximately US$400 million for the twelve months ended September 30, 2002.

     Horst Pudwill, Chairman and Chief Executive of TTI, said, "The acquisition of Royal represents another significant step in TTI's worldwide branding strategy. This began with our purchase in 2000 of Ryobi North America's power tool business followed by the acquisition of Ryobi's European and Australian power tool and lawn and garden activities. In 2001 we acquired the Homelite lawn and garden products division from John Deere.

     "By integrating forward from our strong position as a high quality, low cost original equipment manufacturer to become a brand marketing company in key markets worldwide, we have created additional business opportunities at both the manufacturing and retail distribution levels. The acquisition of Royal extends this strategy into floor care and greatly strengthens TTI's product development, marketing and logistics capabilities in this industry sector, while adding several important brand names such as Dirt Devil(R) to our portfolio.

     "We are pleased that Royal will continue to be led by its experienced management team including Michael Merriman, who will remain its Chief Executive Officer. Additionally, Royal's proven product development track record, marketing expertise, and strong relationships with large US and Canadian retailers will strengthen our North American infrastructure. Royal's state-of-the-art distribution facilities in Cleveland, Ohio and Ontario, California complement our RYOBI/Homelite(R) US facility in Anderson, South Carolina, providing superior logistics support to our retail customers. This strong foundation will enable us to better serve, partner and grow with these important retailers in multiple product categories."

                                     (more)

     R. Louis Schneeberger, Chairman of Royal, stated, "We are pleased that TTI has made this 'all cash' offer to our shareholders. This merger will also strengthen Royal's product development capabilities for its retail partners and provide growth opportunities for our employees. Royal's board of directors has unanimously approved the proposed transaction. Additionally, our two largest shareholders, who are currently represented on Royal's board of directors and own approximately 31% of Royal's outstanding stock, have approved the transaction and have entered into voting agreements with TTI."

     Michael J. Merriman, Chief Executive Officer of Royal, stated, "To remain competitive in today's consolidating retail environment with more limited shelf space, a successful supplier needs to achieve economies by offering multiple brands in multiple product categories through a highly efficient global supply chain. TTI has been a responsive and innovative OEM supplier to us since 1995. We have worked together to accelerate our new product development process and have successfully implemented six sigma quality initiatives. We will now be able to offer our retail customers a fully integrated global supply chain with 24/7 new product design capability and collaboration. Integration with TTI's capabilities will combine Royal's product innovation and marketing with TTI's cost leadership, resulting in significant competitive advantage."

     About the Companies:

     Founded in 1985, TTI is a world leading manufacturer and marketer of innovative home improvement power products, floor care appliances and electronic measuring products. TTI's brands include Ryobi(R) power tools, Homelite(R) outdoor products, and VAX(R) floor care appliances. Following its effective partnership strategy with principal volume retailers and reputable brand name companies, TTI has achieved continuous double-digit growth since listing on the Hong Kong Stock Exchange in 1990. Web site address: www.tti.com.hk

     Royal Appliance primarily develops, assembles, sources and markets vacuum cleaners and other cleaning appliances for home and commercial use under the Dirt Devil(R) and Royal(R) brand names, as well as the Telezapper(R), a device that helps reduce computer-dialed telemarketing calls. The Company's executive offices are located at 7005 Cochran Road, Glenwillow, Ohio 44139. Web site addresses: www.royalappliance.com, www.dirtdevil.com, www.telezapper.com

     Forward-Looking Statements:

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Potential risks and uncertainties related to Royal and the proposed merger include, but are not limited to: regulatory approvals and satisfaction of conditions precedent to the proposed merger; the financial strength of the retail industry particularly in the major mass retail channel; the impact of Kmart's bankruptcy filing on Royal's future sales and earnings; the competitive pricing and aggressive product development environment within the floor care industry; the impact of private-label programs by mass retailers; the cost and effectiveness of planned advertising, marketing and promotional campaigns; the success at retail and the continued acceptance by consumers of Royal's new products, the dependence upon Royal's ability to continue to successfully develop and introduce innovative products; the uncertainty of Royal's global supply chain and suppliers to continuously supply sourced finished goods and component parts; and general business an economic conditions.

                                     (more)

     Further Information
     For further details of the merger transaction, please refer to TTI's major transaction announcement, which can be downloaded from TTI's website: www.tti.com.hk or the Hong Kong Stock Exchange website: www.hkex.com.hk after the clearance of the announcement by the Stock Exchange.

                      MAKE YOUR OPINION COUNT - Click Here
                http://tbutton.prnewswire.com/prn/11690X63113393

SOURCE Royal Appliance Mfg. Co.
    -0-                            12/17/2002
    /CONTACT: David Butts of TechTronic Industries Company Limited, +852-2402-6888; or Deborah Holtkamp of Royal Appliance Mfg. Co.,
+1-440-996-2128; or Robert Falls of Robert Falls & Company - Public Relations, +1-216-696-0229/

     /Web site:     http://www.dirtdevil.com
                    http://www.tti.com.hk
                    http://www.royalappliance.com
                    http://www.telezapper.com
                    http://www.hkex.com.hk/
     (RAM TTNDY)

                                      -0-